Exhibit 2.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of September 10, 2010, to the Agreement and Plan of Merger, dated as of April 25, 2010, by and among Hertz Global Holdings, Inc., a Delaware corporation (“Parent”), HDTMS, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”) (the “Merger Agreement”), is made and entered into by Parent, Merger Sub and the Company.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to amend certain terms of the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

Section 1. Merger Consideration.  Section 2.01(a)(i)(B) of the Merger Agreement shall be amended by deleting the number “$32.80” and replacing it with the number “$43.60”.

Section 2. Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 3. References.  All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as amended by this Amendment.  Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to April 25, 2010, references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 25, 2010.

Section 4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument and shall bind and inure to the benefit of the parties and their respective successors and assigns.

Section 5. Miscellaneous. The provisions of Article IX of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[Signature page to follow]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

HERTZ GLOBAL HOLDINGS, INC.

By:  /s/ Elyse Douglas
Name:  Elyse Douglas
Title:  Executive Vice President and Chief Financial Officer

HDTMS, INC.

By:  /s/ Elyse Douglas
Name:  Elyse Douglas
Title:  Vice President, Chief Financial Officer and Treasurer

DOLLAR THRIFTY AUTOMOTIVE
GROUP, INC.

By:  /s/ Scott L. Thompson
Name:  Scott L. Thompson
Title:  President and Chief Executive Officer

Signature to Amendment No. 1